Exhibit 10.17

Personal & Confidential

July 9, 2024

Nagasubramaniyan Chandrasekaran
c/o Intel Corporation

re: Employment Offer

Dear Naga:

Congratulations! On behalf of Intel Corporation (“Intel” or the “Company”), I am pleased to offer you the position of Executive Vice President, Chief Foundry Operations Officer, reporting to Pat Gelsinger, Intel’s Chief Executive Officer. The role will be based in Santa Clara, California and your start date (“Effective Date”) at Intel is anticipated to be August 5, 2024.

Target Total Annual Compensation. Your target total annual compensation will be $8,812,500; composed of your base salary, target cash bonus incentive, and annual long-term incentive equity award, each as further detailed below.

Base Salary. Your starting annual base salary (“Base Salary”) will be $725,000, less applicable taxes, deductions, and withholdings.

Annual Performance Bonus: You will be eligible to participate in the Annual Performance Bonus (“APB”) with a target payout opportunity (“Target Bonus”) of 150% of Base salary (which equates to a payout goal of $1,087,500 based on your Base Salary). Payouts under the APB are subject to eligibility and other program conditions, as well as the company’s performance to its financial and operational goals. Payouts are not guaranteed and will be prorated based on the Effective Date.

Annual Equity Grant. As an employee of Intel, we would like you to share in the success of Intel through the Company's stock benefit program. The target value of your annual long-term incentive equity award for 2024 will be approximately $7,000,000, which will be comprised of time-based restricted stock units (“2024 RSUs”) that will vest in equal annual installments over a three-year period following the grant date such that the grant is fully vested on the three-year anniversary of the grant date (each vesting date, a 2024 RSU Vesting Date”). It is anticipated that the 2024 RSUs will be granted on the Company’s next regularly scheduled grant date following the Effective Date (“Grant Date”). The exact number of the 2024 RSUs will be determined on the Grant Date, based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. Future annual long-term incentive equity awards will be comprised of a mix of time-based RSUs and performance-based stock units (“PSUs”). Currently, the equity mix for senior executives is 60% PSUs and 40% RSUs. Future PSU awards are subject to vest following the Committee’s approval of the performance results for the respective three-year performance period. The 2024

Exhibit 10.17
RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.

Make-Whole Compensation: In consideration of compensation that you will be forfeiting from your current employer, Intel will provide you with the following awards to ensure that your current position is replaced with comparable economic terms:

Make-Whole Equity Award. You will be granted an award of RSUs (“Make-Whole RSUs”) with a target value of approximately $6,000,000, with the number of shares determined on the Grant Date based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The Make-Whole RSUs will vest in equal quarterly installments over a two-year period following the Grant Date such that the grant is fully vested on the second anniversary of the Grant Date (each vesting date, “Make-Whole Vesting Date”). The Make-Whole RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and Grant Agreement linked to your Notice of Grant.

Make-Whole Cash Bonus Awards. You will receive a total cash bonus payment of $6,580,000, less applicable taxes, deductions, and withholdings. The cash bonus will be paid in two installments: $5,580,000 will be paid within 30 days following the Effective Date and $1,000,000 will be paid within 30 days following the first anniversary of the Effective Date, provided you are employed by Intel on the anniversary date and remain in good standing as determined by your manager. Notwithstanding the foregoing, in the event that you voluntarily resign your employment for any reason or Intel terminates your employment for Cause (as defined below under “Severance” heading), in each case, within two (2) years following the payment date, you will repay, on the date of your employment termination, the gross amount of each installment cash bonus payment paid to you on a prorated basis based on the number of days remaining in such two-year period for each installment payment as of the date your employment terminates, by entering into a repayment arrangement satisfactory to Intel. As discussed, the cash bonus payment is comprised of the following three elements: $6,000,000 equity replacement; $450,000 2024 bonus replacement; and $130,000 lump sum payment for relocation assistance. Subject to applicable law, Intel may recover the cash bonus payment that is required to be repaid by (1) reducing the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by Intel, (2) reducing any severance benefits that would otherwise be payable or provided to you under any plan, program, or arrangement maintained or entered into by Intel (including under any employment or severance agreement), or (3) by any combination of the foregoing, provided that there shall be no reduction against amounts that constitute deferred compensation subject to Code Section 409A (as defined below) that could result in adverse tax consequences to you.

New Hire RSU Award. In addition, you will be granted an award of RSUs (“New-Hire RSUs”) with a target value of approximately $3,500,000, with the number of shares determined on the Grant Date based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The New-Hire RSUs will vest over a three-year period following the Grant Date as follows: $1,000,000 of the number of New-Hire RSUs will vest on the first anniversary of the Grant Date; $1,000,000 of the number of New-Hire RSUs will vest on the second anniversary of the Grant Date; and $1,500,000 of the number of New-Hire RSUs will vest on the third anniversary of the Grant Date. The New-Hire RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity

Exhibit 10.17
Incentive Plan, the Notice of Grant for each award, and Grant Agreement linked to your Notice of Grant.

Comprehensive Benefits. Intel provides a very competitive benefits package for its eligible employees. You will be eligible for our medical, dental, vision, short-term and long-term disability, and life insurance programs. In addition, we offer an Employee Stock Purchase Plan, 401(k) Plan, and deferred compensation plan.

You will be eligible for about 4 weeks of vacation and 12 company holidays and 2 floating holidays each year, as well as our fully paid sabbaticals. Each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Learn more about these and other outstanding benefits here.

Relocation Assistance. To assist you and your family with relocation to the Bay Area, we will provide you with a customized relocation package. Packages are based on your individual needs and Intel relocation guidelines for senior executives. At such time that you ready, a Relocation Consultant will be made available by Intel to discuss the options available for you and your family. As discussed, we understand a full relocation will most likely occur between years 2 and 4 once your family is ready to join you in the Bay Area.
Severance. In the event your employment is terminated by Intel without Cause, severance benefits will be determined in accordance with Intel’s practice or plan then in effect for similarly situated members of the executive leadership team. In addition, should your employment be terminated by Intel without Cause (as defined below), or you resign for Good Reason (as defined below), within three years of the initial Grant Date following the Effective Date, and you sign and do not revoke a release in favor of Intel and its affiliates, substantially in the form of Intel’s Confidential Separation Agreement and General Release of Claims (“Release”), and such Release becomes effective within 60 days following the date your employment terminates, Intel will pay you an amount equal to: (1) the product of (A) $7,000,000 and (B) (i) the numerator is equal to the difference between 3 and the number of 2024 RSU Vesting Dates that occurred since the Effective Date and (ii) the denominator is equal to 3; and (2) the product of (A) $6,000,000 and (B) (i) the numerator is equal to the difference between 8 and the number of Make-Whole Vesting Dates that occurred since the Effective Date and (ii) the denominator is equal to 8.

Such amount will be paid to you within 30 days following the effectiveness of the Release, provided that if such 60-day period spans two calendar years, such severance payment will commence on Intel’s first regularly scheduled payroll date following the effectiveness of the Release in the later of such calendar years.

For the avoidance of doubt, you will not be entitled to the severance benefits under the Intel Corporation Executive Severance Plan (to be adopted) or any other Intel severance practice or plan in effect at the time of your termination of employment for similarly situated members of the executive leadership team as they relate to the 2024 RSUs and Make-Whole RSUs.

For purposes of this letter, “Cause” means (1) commission of an act of material fraud or dishonesty against Intel; (2) intentional refusal or willful failure to carry out the reasonable and lawful instructions of the Chief Executive Officer, Intel’s Board of

Exhibit 10.17
Directors, or any of their designee(s) (other than any such failure resulting from your disability); (3) conviction of, guilty plea, or “no contest” plea to a felony or conviction of, guilty plea, or “no contest” plea to a misdemeanor involving moral turpitude; (4) gross misconduct in connection with the performance of your duties; (5) improper disclosure of confidential information or material violation of Intel’s Code of Conduct or other Intel policy or employment guidelines; (6) breach or any misrepresentation under, any intellectual property, invention assignment, confidentiality, or proprietary information agreement to which Intel is a party; (7) failure to reasonably cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your position with Intel; or (8) breach of duty of loyalty to Intel. Prior to termination for Cause, Intel shall provide 30 days prior written notice to you of the grounds for Cause and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not be possible. No act or failure to act on your part shall be considered “willful” unless it was done, or omitted to be done, in bad faith and without reasonable belief that your act or omission was in the best interests of Intel. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board of Directors or the direction of Intel’s Chief Executive Officer with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel and, in any event, will not be considered an event which may give rise to Cause. Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer, including to maintain the confidentiality of such employer’s proprietary business information. If you refuse or fail to carry out any instruction by the Chief Executive Officer or Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.

For purposes of this letter, a resignation for “Good Reason” means that you have complied with the Good Reason Process (as defined below) following the occurrence, without your express, written consent, of a material reduction in your title, duties, or responsibilities that you had as of the Effective Date. “Good Reason Process” means that (1) a Good Reason condition has occurred; (2) you notified Intel in writing within sixty (60) days of you first becoming aware of the events or circumstances claimed to give rise to Good Reason; (3) Intel fails to cure such events or circumstances to your satisfaction within the thirty (30) days following such notice (“Cure Period”); and (4) you terminate your employment by written notice to the Chief Executive Officer of Intel within thirty (30) days after the end of the Cure Period. If Intel cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have existed in such case.

Outside Activities During Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable, or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct and subject to applicable approvals and policies.

Exhibit 10.17
Company Policies/Protection of Intellectual Property. Your employment is contingent on your signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures, including without limitation Intel’s Employment Guidelines and Code of Conduct.

At-Will Employment. Your employment with Intel is “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your employment may not be modified or amended except by written agreement signed by Intel’s Chief People officer and you.

Position of Trust Background Check/Work Eligibility. Because of the importance of your position, this offer is contingent upon the successful completion of a Position of Trust background check and successful reference check. You represent that all information provided to Intel or its agents with regard to your background is true and correct. As a further condition of employment, you are required by law to provide appropriate documentation of your legal right to work in the United States.

COVID-19. Intel strongly encourages employees to be vaccinated against COVID-19. Intel aligns to federal, state, and local laws and, as a contractor to the U.S. Government, is subject to government mandates that may be issued. By accepting this offer, you acknowledge that you understand and agree that Intel’s policies for COVID-19 including guidance about testing and vaccination are subject to change over time and that adherence to these policies is a term and condition of your employment at Intel.

Section 409A. To the extent applicable, this offer letter shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding any provision to the contrary in this offer letter: (i) no amount that constitutes deferred compensation as defined in Section 409A shall be payable in connection with your termination of employment shall be paid to you unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and if you incur a termination of employment that does not constitute a separation from service, as so defined, your right to such payments shall vest but payment shall be deferred until the date on which you incur a separation from service, or die; (ii) if, on the date on which you incur a separation from service, you are a “specified employee” as defined in Section 409A, any amount that constitutes deferred compensation and that becomes payable by reason of such separation from service (including any amount described in clause (i)) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or your death; (iii) for purposes of Section 409A, your right to receive installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year

Exhibit 10.17
following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel.

We look forward to welcoming you to Intel! The Intel family is overflowing with creative drive, deep expertise, perseverance, and passion, and we are thrilled you are joining the team. We hope you’ll find working at Intel to be one of the most rewarding experiences of your life, both professionally and personally.

Once you have accepted this offer, you will be contacted via a separate email with regard to your first day and overall integration with immediate availability to VIP services, including a dedicated point of contact for all HR benefits, services, and executive compensation programs. In the meantime, should you have any questions please email me at christy.pambianchi@intel.com.

[Signature Page Follows]

Exhibit 10.17

Sincerely,

/s/ Christy Pambianchi

____________________________
Christy Pambianchi
Chief People Officer

Accepted and Agreed:

/s/ Nagasubramaniyan Chandrasekaran July 12, 2024
________________________________ _________________________ Nagasubramaniyan Chandrasekaran Date